CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
August 6, 2004

PEABODY ENERGY CHAIRMAN AND CHIEF
EXECUTIVE OFFICER ADOPTS 10B5-1 PLAN

ST. LOUIS, Aug. 6 – Peabody Energy (NYSE: BTU) today announced that Chairman and Chief Executive Officer Irl F. Engelhardt has adopted a plan to sell a portion of his company stock and stock options over time as part of a planned sales program. The program would diversify his asset portfolio, provide for his family’s long-term financial security and offer transparency to Peabody shareholders.

        The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and Peabody’s policies regarding stock transactions. Rule 10b5-1 allows officers and directors to adopt plans to gradually diversify their investment portfolios by having a third-party sell stock over an extended time period. The plans may only be entered into when the officers and directors are not in possession of material and non-public information. After implementation, the executive has no discretion over the shares and options sold under the plan.

        The plan will continue through December 2005 and applies to up to 40 percent of options and shares beneficially owned by Engelhardt. Other Peabody executives may also adopt 10b5-1 plans at their discretion.

        Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2003 sales of 203 million tons and $2.8 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and more than 2.5 percent of worldwide electricity.